EXHIBIT 99.1



                           EDISON BROTHERS STORES INC.

 5501 North Broadway o
                     Post Office Box 14020 o
                                           St. Louis, Missouri 63178-4020 U.S.A.

                    Phone (314) 331-6000 o Fax (314) 331-7200


For further
information, contact:
Amy Calvin, Communications Director
314/331-6588


FOR IMMEDIATE RELEASE
---------------------


                       EDISON BROTHERS' CHIEF EXECUTIVE TO
                    STEP DOWN AFTER EMERGENCE FROM CHAPTER 11

ST. LOUIS, June 30, 1997 AEdison Brothers Stores Inc. today announced that

Chairman and Chief Executive Officer Alan Miller will be leaving the company later this year following its emergence from Chapter 11. Miller, who led the company's successful turnaround efforts, will continue to head the specialty apparel and footwear retailer until a successor is named.

                  "Edison's reorganization has stabilized the business,

significantly increased its value and improved the company's prospects for the future," Miller said. "Completing this process in less than two years has been a tremendous effort, which can serve as a model for other companies to follow and for which the employees of Edison can be proud.

                  "The company will emerge from Chapter 11 with new common stock held by a small, concentrated group of investors," he continued. "It is appropriate and common in such circumstances for these investors to select the new board of directors and a new CEO to lead the company."

                  Under the terms of Edison's amended plan of reorganization,

which was sent today to shareholders and creditors for their approval, all the



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company's existing common stock would be canceled and up to 10 million shares of new common stock would be distributed to creditors after emergence. In addition,

creditors would receive a combination of cash, new corporate debt and other assets in settlement of the approximately $450 million in allowed claims,

representing a payback of about 91 cents on the dollar. Current shareholders would receive warrants entitling them to purchase up to 9 percent of the new common stock at a preset price of $16.40 per share. The amended plan also would provide current shareholders with an offering of rights to purchase shares of new Edison common stock.

                  Miller, 44, was named chairman and CEO of the company in April

1995. Prior to this assignment, Miller led the company's 5-7-9 and footwear divisions through major strategic repositionings that resulted in record profitability. Since filing for reorganization under Chapter 11 in November

1995, Edison has restructured its operations and focused its business on the youth and special size markets.

                  A confirmation hearing on the company's plan of

reorganizationAwhich has the support of the official committees representing its creditors and shareholdersAis scheduled for August 14. Edison expects to emerge from Chapter 11 within 30 days of confirmation. A search for a new chief executive for the company will start immediately. Edison anticipates that the selection process will be completed and a successor to Miller named following the company's emergence from Chapter 11.

                  Edison Brothers Stores Inc. operates JW/Jeans West, Coda,

Oaktree, J. Riggings and REPP Ltd Big & Tall menswear stores; REPP Ltd and

Phoenix Bit & Tall men's catalogs; 5-7-9 Shops junior apparel stores;

Bakers/Leeds, Precis and Wild Pair footwear stores; and Shifty's alternative apparel, footwear and accessories for teen boys and girls. With more than 1,700 stores in the United States, Canada, Puerto Rico and the Virgin Islands, Edison

is one of the largest specialty retailers of apparel, footwear and accessories in North America.










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